Exhibit 99.01

Tecogen Announces Fourth Quarter and Full Year 2016 Financial Results
Posts Revenue Growth and Gross Margin Improvement

WALTHAM, Mass., March 22, 2017, Tecogen® Inc. (NASDAQ:TGEN, the "Company"), a manufacturer and installer of high efficiency, ultra-clean combined heat and power products for industrial and commercial use, reported revenues of $24,490,386 for the year ended December 31, 2016 compared to $21,442,657 for the same period in 2015, an increase of 14.2%. Gross profit increased to $9,300,678 for 2016 compared to $7,633,226 in the prior year, a 21.8% improvement. Full year 2016 net loss improved significantly to $1,096,283 from $2,727,413 in the prior year.

The fourth quarter revenues were a record $7,111,108 delivering 66.2% revenue growth when compared to the comparable prior year quarter's revenues of $4,279,350. Similarly, gross profit increased by 69.1% in the period to $2,703,622 for the quarter ended December 31, 2016 compared to $1,598,430 in the prior year period. Profitability was maintained in the quarter, delivering $4,556 in net income for the period, compared to a $826,228 net loss reported in the fourth quarter 2015.

Speaking about the results, co-CEO Benjamin Locke noted, "2016 represented a year of tremendous progress for Tecogen. The research and engineering team managed a new product launch with our InVerde e+ and made material progress in developing our Ultera emissions control technology for new market verticals. Similarly, the sales team's efforts at cultivating new markets and selling relationships began bearing fruit - ultimately pushing the company toward profitability in the last 6 months of the year. Finally, our operations and executive team executed a number of strategic transactions - including the acquisition of Ilios minority interest, launch of our TTcogen joint venture with TEDOM, and planned acquisition of American DG Energy - all of which we believe have set the stage for Tecogen's next chapter of profitable growth."

2016 Major Highlights:

Financial

•	Total product revenue for the full year 2016 grew 6.6% year-on-year to $10,722,285. Product revenue growth was driven by strong sales of chiller and heat pump equipment.

•
Total service revenue for the full year 2016 was $13,768,101, showing a 20.9% growth over the $11,387,420 in reported service related revenues in 2015. Total full year service revenue benefited from 9.1% growth in services revenues (revenue from contracted maintenance and replacement parts sales) and 47.0% growth in installations revenue as the Company's turnkey installation offerings continue to gain traction with customers.

•
Full year 2016 combined gross margin was 38.0% compared to 35.6% in 2015, delivering a 240 basis point year-on-year gross margin improvement that was almost entirely driven by improved product gross margins.

•
The Company achieved full year product gross margins of 33.0%, delivering 400 basis points of improvement over 2015 product gross margin of 29.0%. Overall, product gross margins continued to benefit from management's lean manufacturing and sourcing initiatives, including volume pricing discounts.

•
Full year 2016 service gross margin was maintained at 41.9%, a 50 basis point improvement over the prior year despite significant revenue growth, demonstrating management's balanced approach to driving profitable expansion.

•
Sales backlog of equipment and installations was $11.1 million at year end 2016 compared to $11.6 million at the end of the fourth quarter of 2015, a modest decrease over prior year end backlog. Current backlog stands at $15.6 million as of March 21, 2017, ahead of the Company's stated goal of maintaining sales backlog above $10 million.

Exhibit 99.01

Sales & Operations

•
Launched the new InVerde e+, a second generation inverter-based 100 kW cogeneration module with multiple new and unique features, reasserting Tecogen's competitive advantage and core CHP competency and driving sales and backlog in key markets.

•
Installation revenues became an increasingly important new revenue stream and source of growth for the Company in 2016 as revenues from this category increased by 47.0% to $5,227,054, driven by further traction in turnkey initiatives.

•	First TECOCHILL sale into the indoor agriculture space, a new and rapidly growing market for the product.

•
Announced the planned acquisition of long-time on-site utility related company American DG Energy (NYSE MKT: ADGE) in an all stock transaction expected to create a fully vertically integrated clean energy company.

•
Acquired the outstanding minority interest in heat pump company Ilios Dynamics in an all stock transaction that brought the high efficiency water heater line into the Tecogen product family, rounding out the product offering.

•
TTcogen joint venture launched with European CHP-manufacturer TEDOM a.s. that brings TEDOM's line of combined heat and power units to the United States via Tecogen's nationwide sales and service network; quadrupling Tecogen's addressable market for CHP.

•	Development of our patented Ultera ultra-low emissions control system continued with highlights including:

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Ultra Emissions Technologies Ltd. conducted multiple phases of successful emissions testing and development work for gasoline automotive application at AVL's California Technology Center. The group's results have been accepted for publication by SAE in conjunction with the annual SAE World Congress in April 2017. The joint venture company was valued at $58.2 million in its most recent round of funding and has sufficient cash on hand to pursue a wide range of development opportunities.

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Research grant awarded by the Propane Education & Research Council (PERC) to develop Ultera for the propane powered fork truck market. The project will run for nine months and is being conducted with support from two prominent fork truck manufacturers.

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Permit to construct granted in Southern California for the application of Ultera emissions control retrofit kits to a fleet of standby generators. Following commissioning of the units, the regulator will have 180 days to perform source testing verification and issue the final permit.

Conference Call Scheduled for Today at 11:00 am ET
Tecogen will host a conference call today to discuss the fourth quarter and year end results beginning at 11:00 a.m. ET. To listen to the call dial (888) 349-0103 within the U.S., (855) 669-9657 from Canada, or (412) 902-0129 from other international locations.  Participants should ask to be joined to the Tecogen Inc. call. We suggest call participants begin dialing at least 10 minutes before the scheduled starting time. The conference call will be recorded and available for playback one hour after the end of the call. Alternately, to register for and listen to the live webcast, go to http://www.tecogen.com/webcast.
The earnings press release and supplemental earnings call slides will be available on the Company website at www.Tecogen.com in the “Investor Relations” section under “Financial Results” (http://ir.tecogen.com/financial-results).

About Tecogen

Tecogen manufactures, installs, and maintains high efficiency, ultra-clean combined heat and power products including natural gas engine-driven cogeneration, air conditioning systems, and high-efficiency water heaters for residential, commercial, recreational and industrial use. The company is known for cost efficient, environmentally friendly and reliable products for energy production that, through patented technology, nearly eliminate criteria pollutants and significantly reduce a building’s carbon footprint.

In business for over 20 years, Tecogen has shipped more than 2,500 units, supported by an established network of engineering, sales, and service personnel across the United States. For more information, please visit www.tecogen.com.

Exhibit 99.01

Forward Looking Statements
This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Important factors could cause actual results to differ materially from those indicated by such forward-looking statements, as disclosed on the Company's website and in Securities and Exchange Commission filings. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

Tecogen Media & Investor Relations Contact Information:
John N. Hatsopoulos
P: 781.622.1120
E: john.hatsopoulos@tecogen.com

Exhibit 99.01

TECOGEN INC
CONSOLIDATED BALANCE SHEETS
As of December 31, 2016 and 2015

	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$3,721,765	$5,486,526
Short-term investments, restricted	—	294,802
Accounts receivable, net	8,630,418	5,286,863
Unbilled revenue	2,269,645	1,072,391
Inventory, net	4,774,264	5,683,043
Due from related party	260,988	1,177,261
Deferred financing costs	—	48,989
Prepaid and other current assets	401,876	353,105
Total current assets	20,058,956	19,402,980

Property, plant and equipment, net	517,143	543,754
Intangible assets, net	1,065,967	1,044,611
Goodwill	40,870	40,870
Other assets	2,058,425	58,425
TOTAL ASSETS	$23,741,361	$21,090,640

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,367,481	$3,311,809
Accrued expenses	1,378,258	1,066,860
Deferred revenue	876,765	996,941
Total current liabilities	5,622,504	5,375,610

Long-term liabilities:
Deferred revenue, net of current portion	459,275	273,162
Senior convertible promissory note, related party	3,148,509	3,000,000
Total liabilities	9,230,288	8,648,772

Commitments and contingencies

Stockholders’ equity:
Tecogen Inc. stockholders’ equity:
Common stock, $0.001 par value; 100,000,000 shares authorized; 19,981,912 and 18,478,990 issued and outstanding at December 31, 2016 and 2015, respectively	19,982	18,479
Additional paid-in capital	37,334,773	34,501,640
Accumulated deficit	(22,843,682)	(21,682,437)
Total Tecogen Inc. stockholders’ equity	14,511,073	12,837,682
Noncontrolling interest	—	(395,814)
Total stockholders’ equity	14,511,073	12,441,868

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$23,741,361	$21,090,640

Exhibit 99.01

TECOGEN INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months Ended December 31, 2016 and 2015
(unaudited)

	2016	2015
Revenues
Products	$3,196,376	$1,310,931
Services	3,914,732	2,968,419
Total revenues	7,111,108	4,279,350

Cost of sales
Products	2,153,995	1,096,616
Services	2,253,491	1,584,304
Total cost of sales	4,407,486	2,680,920

Gross profit	2,703,622	1,598,430

Operating expenses
General and administrative	2,096,131	2,055,351
Selling	419,171	347,497
Research and development	142,368	(19,118)
Total operating expenses	2,657,670	2,383,730

Loss from operations	45,952	(785,300)

Other income (expense)
Interest and other income	2,413	2,389
Interest expense	(43,809)	(43,318)
Total other expense, net	(41,396)	(40,929)

Loss before income taxes	4,556	(826,229)
Consolidated net loss	4,556	(826,229)

Less: Loss attributable to the noncontrolling interest	—	27,960
Net loss attributable to Tecogen Inc.	$4,556	$(798,269)

Net loss per share - basic	$—	$(0.05)

Weighted average shares outstanding - basic	19,964,319	17,704,896

Exhibit 99.01

TECOGEN INC
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2016 and 2015

	2016	2015
Revenues
Products	$10,722,285	$10,055,237
Services	13,768,101	11,387,420
Total revenues	24,490,386	21,442,657

Cost of sales
Products	7,189,225	7,137,149
Services	8,000,483	6,672,282
Total cost of sales	15,189,708	13,809,431

Gross profit	9,300,678	7,633,226

Operating expenses
General and administrative	7,994,361	7,997,512
Selling	1,636,704	1,687,479
Research and development	667,064	591,585
Total operating expenses	10,298,129	10,276,576

Loss from operations	(997,451)	(2,643,350)

Other income (expense)
Interest and other income	11,988	14,334
Interest expense	(175,782)	(171,944)
Total other expense, net	(163,794)	(157,610)

Loss before income taxes	(1,161,245)	(2,800,960)
Consolidated net loss	(1,161,245)	(2,800,960)

Less: Loss attributable to the noncontrolling interest	64,962	73,547
Net loss attributable to Tecogen Inc.	$(1,096,283)	$(2,727,413)

Net loss per share - basic and diluted	$(0.06)	$(0.16)

Weighted average shares outstanding - basic and diluted	19,295,922	16,860,453

Exhibit 99.01

TECOGEN INC
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2016 and 2015

CASH FLOWS FROM OPERATING ACTIVITIES:	2016	2015

Net loss	$(1,161,245)	$(2,800,960)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	264,005	271,727
Loss (gain) on disposal of asset	640	(4,631)
Provision for losses on accounts receivable	(19,245)	—
(Recovery) for inventory reserve	(27,000)	(7,000)
Stock-based compensation	165,931	199,500
Non-cash interest expense	49,532	50,202
Changes in operating assets (increase) decrease in:
Short-term investments, restricted	294,802	290,900
Accounts receivable	(3,324,310)	(536,426)
Inventory	935,779	(1,585,822)
Unbilled revenue	(1,197,254)	(375,479)
Due from related party	916,273	(577,010)
Prepaid expenses and other current assets	(48,771)	(4,237)
Other assets	—	(5,100)
Changes in operating liabilities increase (decrease) in:
Accounts payable	55,672	895,496
Accrued expenses	311,398	58,707
Deferred revenue	65,937	(603,626)
Net cash used in operating activities	(2,717,856)	(4,733,759)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(139,725)	(69,582)
Disposal of property and equipment	—	16,874
Purchases of intangible assets	(119,665)	(133,032)
Investment in Ultra Emissions Technologies, Ltd.	(2,000,000)	—
Net cash used in investing activities	(2,259,390)	(185,740)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments for debt issuance costs	(2,034)	—
Proceeds on notes payable	150,000	—
Payments for share issuance	(31,053)	—
Proceeds from sale of common stock, net of costs	—	8,859,767
Proceeds from exercise of stock options	395,572	360,225
Proceeds from exercise of warrants	2,700,000	—
Net cash provided by financing activities	3,212,485	9,219,992
Net increase (decrease) in cash and cash equivalents	(1,764,761)	4,300,493
Cash and cash equivalents, beginning of the year	5,486,526	1,186,033
Cash and cash equivalents, end of the year	$3,721,765	$5,486,526
Supplemental disclosure of cash flow information:

Cash paid for interest	$126,250	$121,742
Stock exchange for non-controlling interest in Ilios	$330,852	$—